                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a party other than the Registrant []
Check the appropriate line:
[]Preliminary Proxy Statement                  [X]Definitive Proxy Statement
[]Definitive Additional Materials              []Soliciting Material pursuant to
                                                 Rule 14a-11(c) or Rule 14a-12

                                  REVLON, INC.
 -----------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)
 -----------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:
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(2) Aggregate number of securities to which transaction applies:
-----------------------------------------------------------------------------

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
(4) Proposed maximum aggregate value of transaction:
-----------------------------------------------------------------------------

(5) Total fee paid:
-----------------------------------------------------------------------------

[ ] Fee paid previously with preliminary materials:
-----------------------------------------------------------------------------

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount Previously Paid:
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(2) Form, Schedule or Registration Statement Number:
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(3) Filing Party:
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(4) Date Filed:
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
                                  REVLON, INC.
                               625 MADISON AVENUE
                            NEW YORK, NEW YORK 10022

                                        March 12, 1998

Dear Stockholder:

   You are cordially invited to attend the 1998 Annual Meeting of Stockholders of Revlon, Inc., which will be held at 10:00 a.m., local time, on Tuesday, April 7, 1998, at Revlon's Research Center, 2121 Route 27, Edison, New Jersey 08818. The matters to be acted upon at the meeting are described in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.

   While stockholders may exercise their right to vote their shares in person, we recognize that many stockholders may not be able to attend the Annual Meeting. Accordingly, we have enclosed a proxy which will enable you to vote your shares on the issues to be considered at the Annual Meeting even if you are unable to attend. If you desire to vote in accordance with management's recommendations, you need only sign, date and return the proxy in the enclosed postage-paid envelope to record your vote. Otherwise, please mark the proxy to indicate your vote; date and sign the proxy; and return it in the enclosed postage-paid envelope. In either case, you should return the proxy as soon as conveniently possible. This will not limit your right to vote in person or to attend the Annual Meeting.

                                        Sincerely yours,
                                        George Fellows
                                        President and Chief Executive Officer

                                  REVLON, INC.
                               625 MADISON AVENUE
                            NEW YORK, NEW YORK 10022

                              --------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of
Revlon, Inc.

   Notice is hereby given that the Annual Meeting of Stockholders of Revlon, Inc., a Delaware corporation (the "Company"), will be held at 10:00 a.m., local time, on Tuesday, April 7, 1998, at the Company's Research Center, 2121 Route 27, Edison, New Jersey 08818, for the following purposes:

   1. To elect all of the members of the Board of Directors of the Company to serve until the next Annual Meeting and until such directors' successors are elected and shall have qualified.

   2. To ratify the selection of KPMG Peat Marwick LLP as the Company's independent auditors for 1998.

   3. To transact such other business as may properly come before the Annual Meeting.

   A proxy statement describing the matters to be considered at the Annual Meeting is attached to this notice. Only stockholders of record at the close of business on February 18, 1998 (the "Record Date") are entitled to notice of, and to vote at, the Annual Meeting and at any adjournments thereof. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection during normal business hours at the offices of the Company's Secretary at 625 Madison Avenue, 16th Floor, New York, New York 10022 and at the Company's Research Center, 2121 Route 27, Edison, New Jersey 08818 at least ten days prior to the Annual Meeting and will also be available for inspection at the Annual Meeting.

   To ensure that your vote will be counted, please complete, date, sign and return the enclosed proxy card promptly in the enclosed postage-paid envelope, whether or not you plan to attend the Annual Meeting.

                                          BY ORDER OF THE BOARD OF DIRECTORS
                                          Robert K. Kretzman
                                          Senior Vice President, Deputy
                                          General Counsel
                                          and Secretary

March 12, 1998

           PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND
       RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE. THIS WILL ENSURE
           THAT YOUR SHARES ARE VOTED IN ACCORDANCE WITH YOUR WISHES.

                                  REVLON, INC.
                             --------------------
                                PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD APRIL 7, 1998
                             --------------------

   This proxy statement is being furnished by and on behalf of the Board of Directors of Revlon, Inc. (the "Company") in connection with the solicitation of proxies to be voted at the Annual Meeting of Stockholders to be held at 10 a.m., local time, on Tuesday, April 7, 1998, at the Company's Research Center, 2121 Route 27, Edison, New Jersey 08818, and at any adjournments thereof. This proxy statement and the enclosed proxy card are first being sent to stockholders on or about March 12, 1998.

   At the Annual Meeting, stockholders will be asked to (1) elect the following persons as directors of the Company until the Company's next Annual Meeting and until such directors' successors are elected and shall have qualified: Ronald O. Perelman, Donald G. Drapkin, Meyer Feldberg, George Fellows, William J. Fox, Howard Gittis, Morton L. Janklow, Vernon E. Jordan, Henry A. Kissinger, Edward J. Landau, Jerry W. Levin, Linda Gosden Robinson, Terry Semel and Martha Stewart; (2) ratify the selection of KPMG Peat Marwick LLP as the Company's independent auditors for 1998 and (3) take such other action as may properly come before the Annual Meeting or any adjournments thereof.

   The principal executive offices of the Company are located at 625 Madison Avenue, New York, New York 10022 and the telephone number is (212) 527-4000.

SOLICITATION AND VOTING OF PROXIES; REVOCATION

   All proxies duly executed and received by the Company, unless such proxies have been previously revoked, will be voted on all matters presented at the Annual Meeting in accordance with the instructions given therein by the person executing such proxy or, in the absence of such instructions, will be voted FOR (1) the election to the Board of Directors of each of the fourteen nominees identified in this Proxy Statement and (2) the ratification of the selection of KPMG Peat Marwick LLP as the Company's independent auditors for 1998. The Company has no knowledge of any other matters to be brought before the meeting. The deadline for receipt by the Secretary of the Company of stockholder proposals for inclusion at the Annual Meeting was November 10, 1997, and no proposals were so received. However, if any other matters are properly presented before the Annual Meeting for action, in the absence of other instructions it is intended that the persons named on the proxy card and acting thereunder will vote in accordance with their best judgment on such matters.

   The submission of a signed proxy will not affect a stockholder's right to attend, or to vote in person at, the Annual Meeting. Stockholders who execute a proxy may revoke it at any time before it is voted by filing a written revocation with the Secretary of the Company at 625 Madison Avenue, 16th Floor, New York, New York 10022 Attention: Secretary, by executing a proxy bearing a later date or by attending the Annual Meeting and voting in person.

   The accompanying form of proxy is being solicited on behalf of the Board of Directors. Solicitation of proxies may be made by mail and also may be made by personal interview, telephone and facsimile transmission and by directors, officers and employees of the Company without special compensation therefor. The Company expects to reimburse banks, brokers and other persons for their reasonable out-of-pocket expenses incurred in handling proxy materials for beneficial owners.

RECORD DATE; VOTING RIGHTS

   Only holders of record of shares of the Company's Class A common stock, par value $.01 per share ("Class A Common Stock"), and Class B common stock, par value $.01 per share ("Class B Common Stock" and, together with the Class A Common Stock, the "Common Stock"), at the close of business on February 18, 1998 (the "Record Date") will be entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. On the Record Date, there were issued and outstanding 19,888,375 shares of Class A Common Stock, each of which is entitled to one vote, and 31,250,000 shares of Class B Common Stock, each of which is entitled to ten votes. Of that total, 11,250,000 shares of Class A Common Stock (or approximately 56.6% of the outstanding shares of Class A Common Stock) and all of the shares of Class B Common Stock, which together represent 97.4% of the combined voting power of the outstanding shares of Common Stock, are beneficially owned by MacAndrews & Forbes Holdings Inc. ("MacAndrews Holdings"), a corporation wholly owned indirectly through Mafco Holdings Inc. ("Mafco Holdings" and, collectively with MacAndrews Holdings, "MacAndrews & Forbes") by Ronald O. Perelman, the Chairman of the Executive Committee of the Board of Directors of the Company. The presence in person or by duly executed proxy of the holders of a majority in total number of votes of the issued and outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum in order to transact business. MacAndrews & Forbes has informed the Company that it will vote FOR (1) the election to the Board of Directors of each of the fourteen nominees identified in this Proxy Statement and (2) the ratification of the selection of KPMG Peat Marwick LLP as the Company's independent auditors for 1998. Accordingly, the affirmative vote of MacAndrews & Forbes is sufficient, without the concurring vote of any other stockholder of the Company, to approve and adopt each of the proposals to be considered at the Annual Meeting.

                             ELECTION OF DIRECTORS

   The Board of Directors of the Company, pursuant to the By-laws of the Company, has fixed the number of directors at fourteen. All of the Company's fourteen directors will be elected at the Annual Meeting to serve until the next succeeding Annual Meeting of the Company and until their successors are elected and shall have qualified. All of the nominees are currently members of the Board of Directors. All nominees, if elected, are expected to serve until the next succeeding Annual Meeting. The proxies solicited hereby will be voted FOR the election of the nominees listed herein.

   The Board of Directors has been informed that all of the nominees are willing to serve as directors, but if any of them should decline or be unable to act as a director, the individuals named in the proxies will vote for the election of such other person or persons as they, in their discretion, may choose. The Board of Directors has no reason to believe that any such nominees will be unable or unwilling to serve.

   The election to the Board of Directors of each of the fourteen nominees identified in this Proxy Statement will require the affirmative vote of a plurality of the votes cast by the holders of shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote. In tabulating the vote, abstentions and broker non-votes will be disregarded and have no effect on the outcome of the vote.

   THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION TO THE BOARD OF DIRECTORS OF EACH OF THE FOURTEEN NOMINEES IDENTIFIED BELOW.

NOMINEES FOR ELECTION AS DIRECTORS

   The name, age, principal occupation for the last five years, selected biographical information and period of service as a director of the Company of each of the nominees for election as a director are set forth below. Information regarding the nominees is as of February 13, 1998.

   MR. PERELMAN (55) has been Chairman of the Executive Committee of the Board of the Company and of the Company's wholly owned subsidiary Revlon Consumer Products Corporation ("Products Corporation") since November 1995, and a Director of the Company and of Products Corporation since their respective formations in 1992. Mr. Perelman was Chairman of the Board of the Company and of Products Corporation from their respective formations in 1992 until November 1995. Mr. Perelman has been Chairman of the Board and Chief Executive Officer of Mafco Holdings Inc. ("Mafco Holdings") and MacAndrews Holdings and various of its affiliates for more than the past five years. Mr. Perelman also is Chairman of the Executive Committees of the Boards of The Coleman Company, Inc. ("Coleman"), Consolidated Cigar Holdings Inc. ("Cigar Holdings") and M&F Worldwide Corp. ("M&F Worldwide") and Chairman of the Board of Meridian Sports Incorporated ("Meridian"). Mr. Perelman is a Director of the following corporations which file reports pursuant to the Securities Exchange Act of 1934, as amended

(the "Exchange Act"): California Federal Bank, a Federal Savings Bank ("Cal Fed"), Cigar Holdings, CLN Holdings Inc. ("CLN"), Coleman, Coleman Worldwide Corporation ("Coleman Worldwide"), Consolidated Cigar Corporation ("Consolidated Cigar"), First Nationwide Holdings Inc. ("FN Holdings"), First Nationwide (Parent) Holdings Inc. ("First Nationwide Parent"), M&F Worldwide, Meridian, Products Corporation and REV Holdings Inc. ("REV Holdings"). (On December 27, 1996, Marvel Entertainment Group, Inc. ("Marvel"), Marvel Holdings Inc. ("Marvel Holdings"), Marvel (Parent) Holdings Inc. ("Marvel Parent") and Marvel III Holdings Inc. ("Marvel III"), of which Mr. Perelman was a Director on such date, and several subsidiaries of Marvel filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code.)

   MR. FELLOWS (55) has been President and Chief Executive Officer of the Company and of Products Corporation since January 1997. He was President and Chief Operating Officer of the Company and Products Corporation from November 1995 until January 1997 and has been a Director of the Company since November 1995 and a Director of Products Corporation since September 1994. Mr. Fellows was Senior Executive Vice President of the Company and of Products Corporation and President and Chief Operating Officer of the Company's Consumer Group from February 1993 until November 1995. From 1989 through January 1993, he was a senior executive officer of Mennen Corporation and then Colgate-Palmolive Company, which acquired Mennen Corporation in 1992. From 1986 to 1989 he was Senior Vice President of Revlon Holdings Inc. ("Holdings"). Mr. Fellows is a Director of The Cosmetic Center, Inc. ("Cosmetic Center"), Products Corporation and VF Corporation, each of which files reports pursuant to the Exchange Act.

   MR. LEVIN (53) has been Chairman of the Board of the Company and of Products Corporation since November 1995 and a Director of the Company and of Products Corporation since their respective formations in 1992. Mr. Levin was Chief Executive Officer of the Company and of Products Corporation from their respective formations in 1992 until January 1997 and President of the Company and of Products Corporation from their respective formations in 1992 until November 1995. Mr. Levin has been Executive Vice President of MacAndrews Holdings since March 1989. Mr. Levin has been Chairman of the Board and Chief Executive Officer of Coleman since February 1997 and has been Chairman of the Board of Cosmetic Center since April 1997. For 15 years prior to joining MacAndrews Holdings, he held various senior executive positions with The Pillsbury Company. Mr. Levin is a Director of the following corporations which file reports pursuant to the Exchange Act: Coleman, Coleman Worldwide, Cosmetic Center, Ecolab, Inc., U.S. Bancorp, Inc., Meridian and Products Corporation.

   MR. FOX (41) was appointed President, Strategic and Corporate Development, Revlon Worldwide, of the Company and of Products Corporation and Chief Executive Officer, Revlon Technologies in January 1998. He has been Senior Executive Vice President of the Company and of Products Corporation since January 1997. Mr. Fox was Chief Financial Officer of the Company and of Products Corporation from their respective formations in 1992 until January 1998 and was also Executive Vice President of the Company and of Products Corporation from their respective formations in 1992 until January 1997. Mr. Fox was elected as a Director of the Company in November 1995 and of Products Corporation in September 1994. He has been Senior Vice President of MacAndrews Holdings since August 1990. He was Vice President of MacAndrews Holdings from February 1987 to August 1990 and was Treasurer of MacAndrews Holdings from February 1987 to September 1992. Prior to February 1987, he was Vice President and Assistant Treasurer of MacAndrews Holdings. Mr. Fox joined MacAndrews & Forbes Group, Incorporated in 1983 as Assistant Controller, prior to which time he was a certified public accountant at the international auditing firm of Coopers & Lybrand. Mr. Fox is Vice Chairman of the Board and a Director of Cosmetic Center, and a Director of The Hain Food Group, Inc. and Products Corporation, each of which files reports pursuant to the Exchange Act.

   MR. DRAPKIN (49) has been a Director of the Company and of Products Corporation since their respective formations in 1992. He has been Vice Chairman of the Board of MacAndrews Holdings and various of its affiliates since March 1987. Mr. Drapkin was a partner in the law firm of Skadden, Arps, Slate, Meagher & Flom for more than five years prior to March 1987. Mr. Drapkin is a Director of the following corporations which file reports pursuant to the Exchange Act: Algos Pharmaceutical Corporation, BlackRock Asset Investors, Cardio Technologies, Inc., Coleman, Coleman Worldwide, Cosmetic

Center, Genta, Inc., Playboy Enterprises, Inc., Products Corporation, VIMRx Pharmaceuticals Inc. and Weider Nutrition International, Inc. (On December 27, 1996, Marvel, Marvel Holdings, Marvel Parent and Marvel III, of which Mr. Drapkin was a Director on such date, and several subsidiaries of Marvel filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code.)

   PROFESSOR FELDBERG (55) has been a Director of the Company since February 1997. Professor Feldberg has been the Dean of Columbia Business School, New York City, for more than the past five years. Professor Feldberg is a Director of the following corporations which file reports pursuant to the Exchange Act: Federated Department Stores, Inc., PRIMEDIA Inc. and Paine Webber Group, Inc. (28 directorships within such fund complex).

   MR. GITTIS (63) has been a Director of the Company and of Products Corporation since their respective formations in 1992. He has been Vice Chairman of the Board of MacAndrews Holdings and various of its affiliates for more than five years. Mr. Gittis is a Director of the following corporations which file reports pursuant to the Exchange Act: Cal Fed, Cigar Holdings, CLN, Consolidated Cigar, First Nationwide Parent, FN Holdings, Jones Apparel Group, Inc., Loral Space & Communications Ltd., M&F Worldwide, Products Corporation, REV Holdings and Rutherford-Moran Oil Corporation.

   MR. JANKLOW (67) has been a Director of the Company since July 1997. He has been of counsel to Janklow, Newborn & Ashley and Senior Partner of Janklow & Nesbit Associates, a New York City-based literary agency, since 1989 and Chairman of the Board and Chief Executive Officer of Morton L. Janklow Associates, Inc., New York City since 1977. Mr. Janklow is also trustee of the Managed Accounts Services Portfolio Trust/Pace.

   MR. JORDAN (62) has been a Director of the Company since June 1996. Mr. Jordan is a Senior Partner in the Washington, D.C. law firm of Akin, Gump, Strauss, Hauer & Feld, LLP where he has practiced law since 1982. He is a Director of the following corporations which file reports pursuant to the Exchange Act: American Express Company, Bankers Trust Company, Bankers Trust New York Company, Corning Incorporated, Dow Jones & Company, Inc., J.C. Penney Company, Inc., Ryder System, Inc., Sara Lee Corporation, Union Carbide Corporation and Xerox Corporation. He is also trustee of the Ford Foundation and Howard University.

   DR. KISSINGER (74) has been a Director of the Company since June 1996. Dr. Kissinger has been Chairman of the Board and Chief Executive Officer of Kissinger Associates, Inc., a New York City-based international consulting firm, since 1982. Dr. Kissinger is an Advisor to the Board of Directors of American Express Company, serves as Counselor to the Chase Manhattan Bank and is a member of its International Advisory Committee. He is Chairman of the International Advisory Board of American International Group, Inc. and is a Director of Continental Grain Company, Freeport-McMoran Copper and Gold, Inc., Gulfstream Aerospace Corporation and Hollinger International Inc., all of which file reports pursuant to the Exchange Act.

   MR. LANDAU (68) has been a Director of the Company since June 1996. Mr. Landau has been a Senior Partner in the law firm of Wolf, Block, Schorr and Solis-Cohen LLP (previously Lowenthal, Landau, Fischer & Bring, P.C.) for more than the past five years. He has been a Director of Products Corporation since June 1992. Mr. Landau is a Director of Offitbank Investment Fund, Inc. and Products Corporation, each of which files reports pursuant to the Exchange Act.

   MS. ROBINSON (45) has been a Director of the Company since June 1996. Ms. Robinson has been Chairman of the Board and Chief Executive Officer of Robinson Lerer & Montgomery, LLC, a New York City strategic communications consulting firm, since May 1996. For more than five years prior to May 1996 she was Chairman of the Board and Chief Executive Officer of Robinson Lerer Sawyer Miller Group, or its predecessors. Ms. Robinson is a Director of VIMRx Pharmaceuticals Inc. and Group Practice Services Corporation, each of which files reports pursuant to the Exchange Act, and is also a trustee of New York University Medical Center.

   MR. SEMEL (54) has been a Director of the Company since June 1996. Mr. Semel has been Chairman of the Board and Co-Chief Executive Officer of the Warner Bros. Division of Time Warner Entertainment LP ("Warner Brothers"), Los Angeles, since March 1994 and of Warner Music Group, Los Angeles, since November 1995. For more than ten years prior to that he was President of Warner Brothers or its predecessor, Warner Bros. Inc. Mr. Semel is a Director of Polo Ralph Lauren Corporation, which files reports pursuant to the Exchange Act.

   MS. STEWART (56) has been a Director of the Company since June 1996. Ms. Stewart is the Chairman of the Board of Martha Stewart Living Omnimedia, LLC, New York City. She has been an author, founder of the magazine Martha Stewart Living, creator of a syndicated television series, a syndicated newspaper column and a catalog company, and a lifestyle consultant and lecturer for more than the past five years.

BOARD OF DIRECTORS AND ITS COMMITTEES

   The Board of Directors has an Executive Committee, an Audit Committee and a Compensation and Stock Plan Committee (the "Compensation Committee").

   The Executive Committee consists of Messrs. Perelman, Gittis, Fellows and Levin. The Executive Committee may exercise all of the powers and authority of the Board, except as otherwise provided under the Delaware General Corporation Law. The Executive Committee also serves as the Company's nominating committee for Board membership. The Audit Committee, consisting of Mr. Landau, Professor Feldberg and Ms. Robinson, makes recommendations to the Board of Directors regarding the engagement of the Company's independent auditors, reviews the plan, scope and results of the audit, and reviews with the auditors and management the Company's policies and procedures with respect to internal accounting and financial controls, changes in accounting policy and the scope of the non-audit services which may be performed by the Company's independent auditors, among other things. The Audit Committee also monitors policies to prohibit unethical, questionable or illegal activities by the Company's employees. The Compensation Committee, consisting of Messrs. Gittis, Drapkin, Janklow (since July 1997) and Semel, makes recommendations to the Board of Directors regarding compensation and incentive arrangements (including performance-based arrangements) for the Chief Executive Officer, other executive officers, and officers and other key managerial employees of the Company. The Compensation Committee also considers and recommends awards of stock options to purchase shares of Class A Common Stock pursuant to the Revlon, Inc. Amended and Restated 1996 Stock Plan (the "Stock Plan") and administers the Stock Plan.

   During 1997, the Board of Directors held four meetings, the Executive Committee acted twice by unanimous written consent, the Audit Committee held five meetings and the Compensation Committee held two meetings and acted five times by unanimous written consent. During 1997, all Directors attended 75% or more of the meetings of the Board of Directors and of the Committees of which they were members.

COMPENSATION OF DIRECTORS

   Directors who currently are not receiving compensation as officers or employees of the Company or any of its affiliates are paid an annual retainer fee of $25,000, payable in quarterly installments, and a fee of $1,000 for each meeting of the Board of Directors or any committee thereof they attend.

                     RATIFICATION OF SELECTION OF AUDITORS

   The Board of Directors has selected, subject to ratification by the stockholders, KPMG Peat Marwick LLP to audit the accounts of the Company for the fiscal year ending December 31, 1998.

   KPMG Peat Marwick LLP has audited the consolidated financial statements of the Company and its predecessors for more than the past five years. Representatives of KPMG Peat Marwick LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

   The ratification of the selection of KPMG Peat Marwick LLP as the Company's independent auditors for 1998 will require the affirmative vote of a majority of the total number of votes of outstanding shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote. In determining whether the proposal has received the requisite number of affirmative votes, abstentions and broker non-votes will be counted and will have the same effect as a vote against the proposal. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE SELECTION OF KPMG PEAT MARWICK LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR 1998.

                               EXECUTIVE OFFICERS

   The following table sets forth certain information concerning each of the executive officers of the Company as of February 13, 1998.

NAME                     POSITION
----                     --------
George Fellows           President and Chief Executive Officer
Jerry W. Levin           Chairman of the Board
William J. Fox           Senior Executive Vice President
Frank J. Gehrmann        Executive Vice President and Chief Financial Officer
Wade H. Nichols III      Executive Vice President and General Counsel
M. Katherine Dwyer       Senior Vice President
Ronald H. Dunbar         Senior Vice President

   The following sets forth the age, positions held with the Company and selected biographical information for the executive officers of the Company who are not directors. Biographical information with respect to Messrs. Fellows, Levin and Fox is set forth above under the caption "Nominees for Election as Directors."

   MR. GEHRMANN (43) was elected as Executive Vice President and Chief Financial Officer of the Company and of Products Corporation in January 1998. From January 1997 until January 1998 he had been Vice President of the Company and of Products Corporation. Prior to January 1997 he served in various appointed senior executive positions for the Company and for Products Corporation, including Executive Vice President and Chief Financial Officer of Products Corporation's Operating Groups from August 1996 to January 1998, Executive Vice President and Chief Financial Officer of Products Corporation's Worldwide Consumer Products business from January 1995 to August 1996, and Executive Vice President and Chief Financial Officer of Products Corporation's Revlon North America unit from September 1993 to January 1994. From 1983 through September 1993, Mr. Gehrmann held positions of increasing responsibility in the financial organizations of Mennen Corporation and the Colgate-Palmolive Company, which acquired Mennen Corporation in 1992. Prior to 1983, Mr. Gehrmann served as a certified public accountant at the international accounting firm of Ernst & Young.

   MR. NICHOLS (55) has been Executive Vice President and General Counsel of the Company and of Products Corporation since January 1998 and served as Senior Vice President and General Counsel of the Company and Products Corporation from their respective formations in 1992 until January 1998. Mr. Nichols has been Vice President of MacAndrews Holdings since 1988. Mr. Nichols is a Director of Cosmetic Center, which files reports pursuant to the Exchange Act.

   MS. DWYER (48) was appointed President of Products Corporation's United States Consumer Products business in January 1998. Ms. Dwyer was elected Senior Vice President of the Company and of Products Corporation in December 1996. Prior to December 1996 she served in various appointed senior executive positions for the Company and for Products Corporation, including President of Products Corporation's United States Cosmetics unit from November 1995 to December 1996 and Executive Vice President and General Manager of Products Corporation's Mass Cosmetics unit from June 1993 to November 1995. From 1991 to 1993, Ms. Dwyer was Vice President, Marketing, of Clairol, a division of Bristol-Myers Squibb Company. Prior to 1991, she served in various senior positions for Victoria Creations, Avon Products Inc., Cosmair, Inc. and The Gillette Company. Ms. Dwyer is a Director of WestPoint Stevens Inc. and, as of February 24, 1998, Reebok International Ltd., each of which files reports pursuant to the Exchange Act.

   MR. DUNBAR (60) has been Senior Vice President, Human Resources of the Company and of Products Corporation since their respective formations in 1992. He was elected Senior Vice President, Human Resources of Holdings in July 1991. Mr. Dunbar was Vice President and General Manager of Arnold Menn and Associates, a New York City career management consulting and executive outplacement firm, from 1989 to 1991 and Executive Vice President and Chief Human Resources Officer of Ryder System, Inc., a highway transportation firm, from 1978 to 1989. Prior to that, Mr. Dunbar served in senior executive human resources positions at Xerox Corporation and Ford Motor Company.

                             EXECUTIVE COMPENSATION

   The following table sets forth information for the years indicated concerning the compensation awarded to, earned by or paid to the persons who served as Chief Executive Officer of the Company during 1997 and the four most highly paid executive officers, other than the Chief Executive Officer, who served as executive officers of the Company as of December 31, 1997 (collectively, the "Named Executive Officers"), for services rendered in all capacities to the Company and its subsidiaries during such periods.

                          SUMMARY COMPENSATION TABLE

                                                                                  LONG-TERM
                                                                                COMPENSATION
                                               ANNUAL COMPENSATION (A)             AWARDS
                                      ---------------------------------------- --------------
                                                                 OTHER ANNUAL    SECURITIES      ALL OTHER
                                         SALARY       BONUS      COMPENSATION    UNDERLYING     COMPENSATION
NAME AND PRINCIPAL POSITION     YEAR       ($)         ($)           ($)           OPTIONS          ($)
-----------------------------  ------ -----------  ----------- --------------  -------------- --------------
George Fellows ..............   1997    1,250,000   1,250,000       22,191         170,000         30,917
 President and Chief            1996    1,025,000     870,000       15,242         120,000          4,500
 Executive Officer (b)          1995      841,667     531,700       68,559            0             4,500
Jerry W. Levin...............   1997      825,000        0          20,811         170,000        160,871
 Chairman of the Board (c)      1996    1,500,000   1,500,000       93,801         170,000        307,213
                                1995    1,450,000   1,450,000       42,651            0           308,002
William J. Fox...............   1997      825,000     772,300       55,159          50,000         71,590
 Senior Executive Vice          1996      750,000     598,600       50,143          50,000         56,290
 President and Chief            1995      660,000     455,000       54,731            0            56,290
 Financial Officer (d)
M. Katherine Dwyer...........   1997      500,000     800,000        5,948         125,000         18,377
 Senior Vice President (e)      1996      500,000     326,100       90,029          45,000          4,500
Carlos Colomer...............   1997      700,000     330,700          0            37,000         62,645
 Executive Vice President (f)   1996      700,000     192,600          0            37,000          3,062
                                1995      600,000     135,200          0              0               0

------------
(a) The amounts shown in Annual Compensation for 1997, 1996 and 1995 reflect salary, bonus and other annual compensation awarded to, earned by or paid to the persons listed for services rendered to the Company and its subsidiaries. The Company has a bonus plan (the "Executive Bonus Plan") in which executives participate (including the Chief Executive Officer and the other Named Executive Officers). The Executive Bonus Plan provides for payment of cash compensation upon the achievement of predetermined corporate and/or business unit and individual performance goals during the calendar year established pursuant to the Executive Bonus Plan or by the Compensation Committee.
(b) Mr. Fellows became Chief Executive Officer of the Company in January 1997. The amount shown for Mr. Fellows under Other Annual Compensation for 1997 reflects payments in respect of gross ups for taxes on imputed income arising out of personal use of a Company-provided automobile and for taxes on imputed income arising out of premiums paid or reimbursed by the Company in respect of life insurance. The amount shown for Mr. Fellows under All Other Compensation for 1997 reflects $11,117 in respect of life insurance premiums, $4,800 in respect of matching contributions under the Revlon Employees' Savings, Profit Sharing and Investment Plan (the "401(k) Plan") and $15,000 in respect of matching contributions under the Revlon Excess Savings Plan for Key Employees (the "Excess Plan"). The amount shown for Mr. Fellows under Other Annual Compensation for 1996 reflects payments in respect of gross ups for taxes on imputed income arising out of personal use of a Company-provided automobile and for taxes on imputed income arising out of premiums paid or reimbursed by the Company in respect of life insurance. The amount shown for Mr. Fellows under All Other Compensation for 1996 reflects matching contributions under the 401(k) Plan. The amount shown for Mr. Fellows under Other Annual Compensation for 1995 includes $43,251 in respect of membership fees and related expenses for personal use of a health and country club and $9,458 in respect of gross ups for taxes on imputed income arising out of personal use of a Company-provided automobile. The amount shown for Mr. Fellows under All Other Compensation for 1995 reflects matching contributions under the 401(k) Plan.
(c) Mr. Levin was Chief Executive Officer of the Company during 1995, 1996 and January 1997 and Chairman of the Board during the remainder of 1997. The amount shown for Mr. Levin under Other Annual Compensation for 1997 reflects payments in respect of gross ups for taxes on imputed income arising out of personal use of a Company-provided automobile. The amount shown for Mr. Levin under All Other Compensation for 1997 reflects $150,971 in respect of split-dollar life insurance premiums (under which the Company is entitled to reimbursement of such premiums or the cash surrender value of such insurance, whichever is less), $2,400 in respect of matching contributions under the 401(k) Plan and $7,500 in respect of matching contributions under the Excess Plan. The amount shown for Mr. Levin under Other Annual Compensation for 1996 includes $26,400 in respect of personal use of a Company-provided automobile, payments in respect of gross ups for taxes on imputed income arising out of personal use of such Company-provided automobile and payments for taxes on imputed income arising out of premiums paid or reimbursed by the Company in respect of life insurance. The amount shown for Mr. Levin under All Other Compensation for 1996 reflects $302,713 in respect of life insurance premiums and $4,500 in respect of matching contributions under the 401(k) Plan. The amount shown for Mr. Levin under Other Annual Compensation for 1995 reflects payments in respect of gross ups for taxes on imputed income arising out of personal use of a Company-provided automobile and for taxes on imputed income arising out of premiums paid or reimbursed by the Company in respect of life insurance. The amount shown for Mr. Levin under All Other Compensation for 1995 reflects $303,502 in respect of life insurance premiums and $4,500 in respect of matching contributions under the 401(k) Plan.
(d) Mr. Fox became Senior Executive Vice President of the Company in January 1997. Mr. Fox served as Chief Financial Officer of the Company during 1995, 1996 and 1997. In January 1998 Mr. Fox was appointed President, Strategic and Corporate Development, Revlon Worldwide, and Mr. Gehrmann was elected Chief Financial Officer of the Company. The amount shown for Mr. Fox under Bonus for 1997 includes an additional payment of $125,000 based upon Mr. Fox's performance. The amount shown for Mr. Fox under Other Annual Compensation for 1997 reflects payments in respect of gross ups for taxes on imputed income arising out of personal use of a Company-provided automobile and payments for taxes on imputed income arising out of premiums paid or reimbursed by the Company in respect of life insurance. The amount shown for Mr. Fox under All Other Compensation for 1997 reflects $51,790 in respect of life insurance premiums, $4,800 in respect of matching contributions under the 401(k) Plan and $15,000 in respect of matching contributions under the Excess Plan. The amount shown for Mr. Fox under Other Annual Compensation for 1996 reflects payments in respect of gross ups for taxes on imputed income arising out of personal use of a Company-provided automobile and for taxes on imputed income arising out of premiums paid or reimbursed by the Company in respect of life insurance. The amount shown for Mr. Fox under All Other Compensation for 1996 reflects $51,790 in respect of life insurance premiums and $4,500 in respect of matching contributions under the 401(k) Plan. The amount shown for Mr. Fox under Other Annual Compensation for 1995 reflects payments in respect of gross ups for taxes on imputed income arising out of personal use of a Company-provided automobile and for taxes on imputed income arising out of premiums paid or reimbursed by the Company in respect of life insurance. The amount shown for Mr. Fox under All Other Compensation for 1995 reflects $51,790 in respect of life insurance premiums and $4,500 in respect of matching contributions under the 401(k) Plan.
(e) Ms. Dwyer became an executive officer of the Company in December 1996. The amount shown for Ms. Dwyer under Bonus for 1997 includes an additional payment of $300,000 pursuant to her employment agreement. The amount shown for Ms. Dwyer under Other Annual Compensation for 1997 reflects payments in respect of gross ups for taxes on imputed income arising out of personal use of a Company-provided automobile and payments for taxes on imputed income arising out of premiums paid or reimbursed by the Company in respect of life insurance. The amount shown for Ms. Dwyer under All Other Compensation for 1997 reflects $4,800 in respect of matching contributions under the 401(k) Plan, $10,857 in respect of matching contributions under the Excess Plan and $2,720 in respect of life insurance premiums. The amount shown for Ms. Dwyer under Other Annual Compensation for 1996 reflects $57,264 in expense reimbursements and payments in respect of gross ups for taxes on imputed income arising out of personal use of a Company-provided automobile. The amount shown for Ms. Dwyer under All Other Compensation for 1996 reflects matching contributions under the 401(k) Plan.
(f) Mr. Colomer was an executive officer of the Company during 1995, 1996 and 1997. The amount shown for Mr. Colomer under Bonus for 1997 includes $148,815 which is being deferred at Mr. Colomer's election. The amount shown for Mr. Colomer under All Other Compensation for 1997 reflects $59,583 in respect of an expatriate travel and hardship allowance and $3,062 in respect of life insurance premiums. The amount shown for Mr. Colomer under All Other Compensation for 1996 reflects life insurance premiums.

                     OPTION GRANTS IN THE LAST FISCAL YEAR

   During 1997, the following grants of stock options were made pursuant to the Stock Plan to the executive officers named in the Summary Compensation
Table:

                                                                                                     GRANT
                                                                                                     DATE
                                                       INDIVIDUAL GRANTS                           VALUE (A)
                               ----------------------------------------------------------------- ------------
                                                        PERCENT OF
                                     NUMBER OF         TOTAL OPTIONS                                 GRANT
                               SECURITIES UNDERLYING    GRANTED TO      EXERCISE                     DATE
                                      OPTIONS          EMPLOYEES IN      OR BASE     EXPIRATION     PRESENT
NAME                                GRANTED (#)         FISCAL YEAR   PRICE ($/SH)      DATE        VALUE $
-----------------------------  --------------------- ---------------  ------------ ------------  ------------
George Fellows...............         170,000               11%          $31.375      1/08/07     $2,703,255
 President and Chief
 Executive Officer (b)
Jerry W. Levin...............         170,000               11%          $31.375      1/08/07     $2,703,255
 Chairman of the Board (b)
William J. Fox...............          50,000                3%          $31.375      1/08/07     $  795,075
 Senior Executive Vice
 President and Chief
 Financial Officer (b)
M. Katherine Dwyer...........         125,000                8%          $31.375      1/08/07     $1,987,688
 Senior Vice President (b)
Carlos Colomer...............          37,000                2%          $31.375      1/08/07     $  588,356

 Executive Vice President

   The grants made during 1997 under the Stock Plan to Messrs. Fellows, Levin, Fox and Colomer and Ms. Dwyer were made on January 9, 1997 and consist of non-qualified options having a term of 10 years. The options vest 25% each year beginning on the first anniversary of the grant date and will become 100% vested on the fourth anniversary of the grant date and have an exercise price equal to the New York Stock Exchange ("NYSE") closing price per share of the Class A Common Stock on the grant date, as indicated in the table above. During 1997, the Company also granted an option to purchase 300,000 shares of the Company's Class A Common Stock pursuant to the Stock Plan to Mr. Perelman, Chairman of the Executive Committee. The option will vest in full on the fifth anniversary of the grant date and has an exercise price of $34.875, the NYSE closing price per share of the Class A Common Stock on April 4, 1997, the date of the grant.
------------
(a) Present values were calculated using the Black-Scholes option pricing model. The model as applied used the grant date of January 9, 1997. The model also assumes (i) a risk-free rate of return of 6.41%, which was the rate as of the grant date for the U.S. Treasury Zero Coupon Bond issues with a remaining term similar to the expected term of the options, (ii) stock price volatility of 39.34% based upon the volatility of the Company's stock price, (iii) a constant dividend rate of zero percent and (iv) that the options normally would be exercised on the final day of their seventh year after grant. No adjustments to the theoretical value were made to reflect the waiting period, if any, prior to vesting of the stock options or the transferability (or restrictions related thereto) of the stock options.
(b) Mr. Fellows served as President during all of 1997 and became Chief Executive Officer in January 1997. Mr. Levin served as Chairman of the Board during all of 1997 and as Chief Executive Officer during January 1997. Mr. Fox was appointed President, Strategic and Corporate Development, Revlon Worldwide in January 1998. Ms. Dwyer was appointed President of Products Corporation's United States Consumer Products business in January 1998.

                      AGGREGATED OPTION EXERCISES IN LAST
                 FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

   The following chart shows the number of stock options exercised during 1997 and the 1997 year-end value of the stock options held by the executive officers named in the Summary Compensation Table:

                                                                                        VALUE OF
                                                                                   UNEXERCISED IN-THE-
                                                           NUMBER OF SECURITIES       MONEY OPTIONS
                                                          UNDERLYING UNEXERCISED   AT FISCAL YEAR-END
                               SHARES                       OPTIONS AT FISCAL         EXERCISABLE/
                              ACQUIRED        VALUE            YEAR-END (#)           UNEXERCISABLE
NAME                      ON EXERCISE (#)  REALIZED ($) EXERCISABLE/UNEXERCISABLE        (A)($)
------------------------  --------------- ------------  ------------------------- -------------------
George Fellows ..........        0              0               0/290,000              0/2,026,875
 President and Chief
  Executive Officer
Jerry W. Levin ..........        0              0               0/340,000              0/2,592,500
 Chairman of the Board
William J. Fox ..........        0              0               0/100,000               0/762,500
 Senior Executive Vice
  President and
  Chief Financial
  Officer
M. Katherine Dwyer ......        0              0               0/170,000              0/1,001,250
 Senior Vice President
Carlos Colomer ..........        0              0               0/74,000                0/564,250
 Executive Vice
  President .............

------------
(a) Amounts shown represent the market value of the underlying shares of Class A Common Stock at year-end calculated using the December 31, 1997 NYSE closing price per share of Class A Common Stock of $35 5/16 minus the exercise price of the stock option. The actual value, if any, an executive may realize is dependent upon the amount by which the market price of shares of Class A Common Stock exceeds the exercise price per share when the stock options are exercised. The actual value realized may be greater or less than the value shown in the table.

EMPLOYMENT AGREEMENTS AND TERMINATION OF EMPLOYMENT ARRANGEMENTS

   Each of the Chief Executive Officer and the other Named Executive Officers entered into an executive employment agreement with the Company's wholly owned subsidiary, Products Corporation (except Mr. Colomer, who entered into an executive employment agreement with a subsidiary of Products Corporation), which became effective upon consummation of the Company's initial public offering on March 5, 1996 (the "Offering"), providing for their continued employment. Effective January 1, 1997, Mr. Fellows' employment agreement was amended to provide that he will serve as the President and Chief Executive Officer of the Company at a base salary of $1,250,000 for 1997; $1,350,000 for 1998; $1,450,000 for 1999; $1,550,000 for 2000 and $1,700,000 for 2001
and thereafter, and that management recommend to the Compensation Committee that he be granted options to purchase 170,000 shares of Class A Common Stock each year during the term of the agreement. At any time after January 1, 2001, the Company may terminate the term of Mr. Fellows' agreement by 12 months' prior notice of non-renewal. In connection with his assumption of management responsibility for an affiliate, Mr. Levin and the Company agreed to terminate his employment agreement as of June 30, 1997, with Mr. Levin continuing as Chairman of the Board of the Company (the "Levin Amendment"). Pursuant to the Levin Amendment, Mr. Levin received a base salary of $825,000 for services provided to the Company in 1997. Effective January 1, 1998, Mr. Colomer's employment agreement was amended to provide that he will serve as Chairman, Revlon Professional Worldwide Strategic Committee and Chairman, Revlon Professional International at a base salary of not less than $700,000 for 1998 and thereafter, and that management recommend to the Compensation Committee that he be granted options to purchase 37,000 shares of Class A Common Stock each year during the term of the agreement. Mr. Colomer's agreement further provides that at any time on or after the second anniversary of the effective date of his agreement, the Company may terminate the term by 12 months' prior notice of non-renewal. Mr. Fox's agreement provides for a base salary of not less than $750,000 and that management recommend to the Compensation Committee that Mr. Fox be granted options to purchase 50,000 shares of Class A Common Stock each year during the term of the agreement, and further provides that at any time on or after the second anniversary of the effective date of his agreement, the Company may terminate the term by 12 months' prior notice of non-renewal. Effective January 1, 1998, Mr. Fox was appointed President, Strategic and Corporate Development, Revlon Worldwide, and Chief Executive Officer, Revlon Technologies. Effective January 1, 1998, Ms. Dwyer's employment agreement was amended to provide that she will serve as President of Products Corporation's United States Consumer Products business at a base salary of $875,000 per annum for 1998 to be increased as of January 1 of each year by not less than $75,000, and that management recommend to the Compensation Committee that she be granted options to purchase 75,000 shares of Class A Common Stock each year during the term of the agreement. At any time on or after the fourth anniversary of the effective date of her agreement, the Company may terminate Ms. Dwyer's agreement by 12 months' prior notice of non-renewal. All of the agreements currently in effect provide for participation in the Executive Bonus Plan, continuation of life insurance and executive medical insurance coverage in the event of permanent disability and participation in other executive benefit plans on a basis equivalent to senior executives of the Company generally. Pursuant to the Levin Amendment, Mr. Levin is entitled to continued disability insurance and life insurance as well as certain other benefits. The agreements with Messrs. Fellows and Colomer and Ms. Dwyer provide for Company-paid supplemental term life insurance during employment in the amount of three times base salary, while the terms of the agreements with Mr. Levin and Mr. Fox provide that, in lieu of any participation in Company-paid pre-retirement life insurance coverage, Products Corporation will pay premiums and gross ups for taxes thereon in respect of, in the case of Mr. Levin, whole life insurance policies on his life in the amount of $14,100,000 under a split dollar arrangement pursuant to which Products Corporation would be repaid the amount of premiums it paid up to the cash surrender value of the policies from insurance proceeds payable under the policies and, in the case of Mr. Fox, a whole life insurance policy on his life in the amount of $5,000,000 under an arrangement providing for all insurance proceeds to be paid to the designated beneficiary under such policy. The agreements currently in effect provide that in the event of termination of the term of the relevant executive employment agreement by Products Corporation (otherwise than for "cause" as defined in the employment agreements or disability) or by the executive for failure of the Compensation Committee to adopt and implement the recommendations of management with respect to stock option grants, the executive would be entitled to severance pursuant to and subject to the terms of the Executive Severance Policy as in effect on January 1, 1997 (see "--Executive Severance Policy") (or, at his or her election, to continued base salary payments throughout the term in the case of Mr. Fellows and Ms. Dwyer). In addition, the employment agreement with Mr. Fellows provides that if he remains continuously employed by Products Corporation or its affiliates until age 60, then upon any subsequent retirement he will be entitled to a supplemental pension benefit in a sufficient amount so that his annual pension benefit from all qualified and non-qualified pension plans of Products Corporation and its affiliates (expressed as a straight life annuity) equals $500,000. Upon any earlier retirement with Products Corporation's consent or any earlier termination of employment by Products Corporation otherwise than for "good reason" (as defined in the Executive Severance Policy), Mr. Fellows will be entitled to a reduced annual payment in an amount equal to the product of multiplying $28,540 by the number of anniversaries, as of the date of retirement or termination, of Mr. Fellows' fifty-third birthday (but in no event more than would have been payable to Mr. Fellows under the foregoing provision had he retired at age 60). In each case, Products Corporation reserves the right to treat Mr. Fellows as having deferred payment of pension for purposes of computing such supplemental payments.

   As of December 31, 1997, 1996, and 1995, Mr. Colomer had a loan outstanding from the Company's subsidiary in Spain in the amount of 25.0 million Spanish pesetas (approximately $165,050 U.S. dollar equivalent as of December 31, 1997) dating from 1991 pursuant to a management retention program grandfathered under a 1992 change in the Spanish tax law which currently covers certain executives of such subsidiary, including Mr. Colomer. Pursuant to this management retention program, outstanding loans do not bear interest but an amount equal to the one-year government bond interest rate in effect at the beginning of the year is deducted from the executives' annual compensation, and loans must be repaid in full upon termination of employment. The amount deducted from Mr. Colomer's compensation was 1.4 million Spanish pesetas (approximately $9,210 U.S. dollar equivalent as of December 31, 1997) for 1997; 2.15 million Spanish pesetas (approximately $16,988 U.S. dollar equivalent as of December 31, 1996) for 1996 and 2.25 million Spanish pesetas (approximately $18,097 U.S. dollar equivalent as of December 31, 1995) for 1995.

EXECUTIVE SEVERANCE POLICY

   Products Corporation's Executive Severance Policy, as amended effective January 1, 1996, provides that upon termination of employment of eligible executive employees, including the Chief Executive Officer and the other Named Executive Officers, other than voluntary resignation or termination by Products Corporation for good reason, in consideration for the execution of a release and confidentiality agreement and the Company's standard Employee Agreement as to Confidentiality and Non-Competition (the "Non-Competition Agreement"), the eligible executive will be entitled to receive, in lieu of severance under any employment agreement then in effect or under Products Corporation's basic severance plan, a number of months of severance pay in semi-monthly installments based upon such executive's grade level and years of service reduced by the amount of any compensation from subsequent employment, unemployment compensation or statutory termination payments received by such executive during the severance period, and, in certain circumstances, by the actuarial value of enhanced pension benefits received by the executive, as well as continued participation in medical and certain other benefit plans for the severance period (or in lieu thereof, upon commencement of subsequent employment, a lump sum payment equal to the then present value of 50% of the amount of base salary then remaining payable through the balance of the severance period). Pursuant to the Executive Severance Policy, upon meeting the conditions set forth therein, Messrs. Fellows, Levin, Fox and Colomer and Ms. Dwyer would be entitled to severance pay equal to two years of base salary at the rate in effect on the date of employment termination plus continued participation in the medical and dental plans for two years on the same terms as active employees.

DEFINED BENEFIT PLANS

   The following table shows the estimated annual retirement benefits payable (as of December 31, 1997) at normal retirement age (65) to a person retiring with the indicated average compensation and years of credited service, on a straight life annuity basis, after Social Security offset, under the Revlon Employees' Retirement Plan (the "Retirement Plan"), including amounts attributable to the Pension Equalization Plan, each as described below:

 HIGHEST CONSECUTIVE    ESTIMATED ANNUAL STRAIGHT LIFE ANNUITY BENEFITS AT RETIREMENT
  FIVE-YEAR AVERAGE             WITH INDICATED YEARS OF CREDITED SERVICE (A)
    COMPENSATION        -------------------------------------------------------------
DURING FINAL TEN YEARS      15           20          25          30            35
----------------------  ---------      --------   ---------   ----------    ---------
         600,000         $151,974     $202,632    $253,290     $303,948     $303,948
         700,000          177,974      237,299     296,623      355,948      355,948
         800,000          203,974      271,965     339,957      407,948      407,948
         900,000          229,974      306,632     383,290      459,948      459,948
       1,000,000          255,974      341,299     426,623      500,000      500,000
       1,100,000          281,974      375,965     469,957      500,000      500,000
       1,200,000          307,974      410,632     500,000      500,000      500,000
       1,300,000          333,974      445,299     500,000      500,000      500,000
       1,400,000          359,974      479,965     500,000      500,000      500,000
       1,500,000          385,974      500,000     500,000      500,000      500,000
       2,000,000          500,000      500,000     500,000      500,000      500,000
       2,500,000          500,000      500,000     500,000      500,000      500,000

------------
(a) The normal form of benefit for the Retirement Plan and the Pension Equalization Plan is a straight life annuity.

   The Retirement Plan is intended to be a tax qualified defined benefit plan. Retirement Plan benefits are a function of service and final average compensation. The Retirement Plan is designed to provide an employee having 30 years of credited service with an annuity generally equal to 52% of final average compensation, less 50% of estimated individual Social Security benefits. Final average compensation is defined as average annual base salary and bonus (but not any part of bonuses in excess of 50% of base salary) during the five consecutive calendar years in which base salary and bonus (but not any part of bonuses in excess of 50% of base salary) were highest out of the last 10 years prior to retirement or earlier termination. Except as otherwise indicated, credited service only includes all periods of employment with the Company or a subsidiary prior to retirement. The base salaries and bonuses of each of the Chief Executive Officer and the other Named Executive Officers are set forth in the Summary Compensation Table under columns entitled "Salary" and "Bonus," respectively.

   The Employee Retirement Income Security Act of 1974, as amended, places certain maximum limitations upon the annual benefit payable under all qualified plans of an employer to any one individual. In addition, the Omnibus Budget Reconciliation Act of 1993 limits the annual amount of compensation that can be considered in determining the level of benefits under qualified plans. The Pension Equalization Plan, as amended effective January 1, 1996, is a non-qualified benefit arrangement designed to provide for the payment by the Company of the difference, if any, between the amount of such maximum limitations and the annual benefit that would be payable under the Retirement Plan but for such limitations, up to a combined maximum annual straight life annuity benefit at age 65 under the Retirement Plan and the Pension Equalization Plan of $500,000. Benefits provided under the Pension Equalization Plan are conditioned on the participant's compliance with his or her Non-Competition Agreement and, in any case, on the participant not competing with Products Corporation for one year after termination of employment.

   The number of years of credited service under the Retirement Plan and the Pension Equalization Plan as of January 1, 1998 (rounded to full years) for Mr. Fellows is nine years (which includes credit for prior service with Holdings), for Mr. Fox is 14 years (which includes credit for service with MacAndrews Holdings) and for Ms. Dwyer is four years, and as of June 30, 1997 for Mr. Levin is eight years (which includes credit for service with MacAndrews Holdings). Pursuant to the Levin Amendment, Mr. Levin retains all benefits under the Retirement Plan and the Pension Equalization Plan accrued by him as of June 30, 1997. Mr. Colomer does not participate in the Retirement Plan or the Pension Equalization Plan. Mr. Colomer participates in the Revlon Foreign Service Employees Pension Plan (the "Foreign Pension Plan"). The Foreign Pension Plan is a non-qualified defined benefit plan. The Foreign Pension Plan is designed to provide an employee with 2% of final average salary for each year of credited service, up to a maximum of 30 years, reduced by the sum of all other Company-provided retirement benefits and social security or other government-provided retirement benefits. Credited service includes all periods of employment with the Company or a subsidiary prior to retirement. Final average salary is defined as average annual base salary during the five consecutive calendar years in which base salary was highest out of the last 10 years prior to retirement. The normal form of payment under the Foreign Pension Plan is a life annuity. Mr. Colomer's credited service as of January 1, 1998 (rounded to full years) under the Foreign Pension Plan is 18 years (which includes credit for service with Holdings).

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   The Compensation Committee (made up of Messrs. Gittis, Drapkin, Janklow (since July 1997) and Semel) determined compensation of executive officers of the Company for 1997.

   Products Corporation has used an airplane which is owned by a corporation of which Messrs. Gittis and Drapkin are the sole stockholders. See "Certain Relationships and Related Transactions -- Other."

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

   This report is submitted by the Compensation Committee of the Company's Board of Directors, which consists of four members. Messrs. Gittis, Drapkin and Semel have been members of the Compensation Committee during all of 1997, and Mr. Janklow has been a member of the Compensation Committee since July 31, 1997.

   Pursuant to the rules promulgated under the Exchange Act, set forth below is the report of the Compensation Committee regarding its compensation policies for 1997 for the Company's executive officers, including the Chief Executive Officer. The key elements of compensation used by the Company are base salary and performance-based incentives, including annual cash bonuses and stock options. This report discusses the Company's practices regarding each of these elements as applied to the executive officers generally and concludes with a separate discussion of Mr. Fellows' compensation in particular.

   The Company's executive compensation practices are designed to support its business goals of fostering profitable growth and increasing stockholder value. The Company seeks to align the interests of executives and stockholders through the use of a performance-based cash bonus plan and a stock-based compensation plan. In addition, the Company's policy is to pay for performance; that is, the better the individual, team, business unit and/or global performance against established goals and objectives, the greater the compensation reward. Finally, the Company's compensation package is designed to be competitive with the compensation practices of other leading consumer products companies.

   In addition to Company sources, the Committee retains the services of independent compensation consultants to help it assess the competitiveness and effectiveness of the Company's executive compensation practices in general and for the Chief Executive Officer in particular. In 1996, the Compensation Committee consulted with KPMG Peat Marwick LLP ("KPMG") in its review of, and in developing modifications to, existing executive officer compensation plans. In 1997, the Committee consulted with KPMG on compensation-related issues, as it deemed appropriate.

BASE SALARY

   The Company's practice is to pay salaries that reflect the executive's position in the Company and his or her contributions as determined by the Compensation Committee and that are competitive with a comparison group of other leading consumer products companies and certain other companies outside of the consumer products field (the "Comparison Group"). While the Comparison Group is comprised primarily of consumer products companies, companies outside of the consumer products field are also included because the Company believes, and the Compensation Committee concurs, that the market for executive talent is broader than simply other consumer products companies.

   The policy is to target the salary range for executive officers at a level which is competitive with the Comparison Group, with salaries above that level available to exceptional performers and key contributors to the success of the Company. The annual salaries of Messrs. Fellows, Fox and Colomer and of Ms. Dwyer, established in their respective employment agreements, are based upon this policy. Annual salary adjustments are based on individual performance, assumption of new responsibilities, competitive data from the Comparison Group and the Company's overall annual salary budget guidelines. If an executive officer is responsible for a particular business unit, such unit's financial results are taken into account. In the case of Mr. Fellows and Ms. Dwyer, annual salary adjustments are specified in their respective employment agreements.

ANNUAL CASH BONUS

 EXECUTIVE BONUS PLAN

   The Company has a bonus plan (the "Executive Bonus Plan") in which executives (including the Chief Executive Officer and the other Named Executive Officers) participate. The Executive Bonus Plan provides for payment of cash compensation upon the achievement of predetermined corporate and/or business unit and individual performance goals during the calendar year. Eligibility for awards under the

Executive Bonus Plan is conditioned upon the executive having executed the Non-Competition Agreement. The maximum award payable to any participant with respect to any bonus year is 100% of base salary, not to exceed $2,000,000.

   Bonuses for executive officers for 1997 were determined in accordance with the Executive Bonus Plan based on the performance of the Company as a whole in the case of Messrs. Fellows and Fox, and of the Company as a whole and the business units to which he or she was assigned in the case of Ms. Dwyer and Mr. Colomer, in each case against specific pre-established performance goals. Pursuant to the Levin Amendment, Mr. Levin did not receive a bonus under the Executive Bonus Plan for 1997 and no longer participates in the Executive Bonus Plan. The Company-wide financial performance measures for Messrs. Fellows and Fox were net income (before extraordinary items), operating income and asset management. For Ms. Dwyer and Mr. Colomer the Company-wide financial performance measure was net income (before extraordinary items), and the business unit financial measures were operating income and asset management. During 1997, the Company exceeded its net income and operating income thresholds, and the business units for which Ms. Dwyer and Mr. Colomer were responsible exceeded their operating income thresholds.

LONG-TERM PERFORMANCE-BASED INCENTIVES

   The Company's principal compensation vehicle for encouraging long-term growth and performance is the grant of stock options under the Stock Plan.

 THE STOCK PLAN

   Under the Stock Plan, stock options generally are granted annually to executive officers. Guidelines for the size of stock option awards are developed based on factors similar to those used to determine salary and bonus, including the executive's position in the Company and his or her contributions as determined by the Compensation Committee and a review of the practices of the Comparison Group. Since the Company, with the concurrence of the Compensation Committee, views the granting of stock options as a way to obtain competitive compensation advantage, it is the Company's policy to target award levels so that, when taken together with salary and cash bonus, total compensation would be competitive with the Comparison Group. Actual grants may vary from target levels based on individual performance, business unit performance or the assumption of increased responsibilities. In the event of poor corporate performance, the Compensation Committee may decide not to grant annual stock options.

   The grants of options for 552,000 shares of Class A Common Stock in the aggregate made under the Stock Plan during 1997 to Messrs. Fellows, Levin, Fox and Colomer and Ms. Dwyer and the grants of options to all other executive officers and employees of the Company during 1997 are comprised of non-qualified options having a term of 10 years. The options will vest 25% each year beginning on the first anniversary of the grant date and will become 100% vested on the fourth anniversary of the grant date. This approach is designed to motivate the creation of stockholder value over the long term since the full benefit of the stock option grant cannot be realized unless stock price appreciation occurs over a number of years.

   Section 162(m) of the Internal Revenue Code of 1986 (as amended) (the "Code") generally disallows a publicly held corporation a deduction for compensation in excess of $1 million per year (other than "performance based compensation" as defined in the Code) paid to the chief executive officer (the "CEO") or any of the four most highly compensated executive officers of the Company (other than the CEO) (the "Covered Officers"). Based upon a special transition rule contained in the Treasury regulations for private corporations that complete an initial public offering, the Company intends, to the fullest extent possible under such regulations, to treat payments made to Covered Officers until the Annual Meeting of Stockholders of the Company held in the year 2000 as not subject to the deduction limitations of Section 162(m) of the Code. Nevertheless, the Compensation Committee will maintain the discretion to authorize payments that do not qualify for an exception to the deduction limitation if the Compensation Committee believes it is necessary or appropriate under the circumstances.

1997 CHIEF EXECUTIVE OFFICER COMPENSATION

   The Compensation Committee reviewed and recommended the overall compensation of George Fellows, who is currently and who during 1997 served as the Chief Executive Officer of the Company, set forth in his employment agreement. In setting Mr. Fellows' 1997 base salary, the Compensation Committee considered the Company's significant success during Mr. Fellows' tenure as President and Chief Operating Officer, his individual performance and contributions to the continuing success and increased value of the Company, including his success in recruiting and retaining key executives, the creation and success of significant new products and the Company's market share growth as well as a comparison of base salaries of other chief executive officers in the Comparison Group.

   As discussed above in the Annual Cash Bonus section, Mr. Fellows' annual bonus for 1997 was paid based upon the successful attainment of specific performance measures established in advance. During 1997, the Company exceeded the pre-established net income and operating income threshold measures. Based upon exceeding such measures and taking into account his performance, Mr. Fellows was awarded a cash bonus equal to the target amount established for the year.

   The stock option grant for Mr. Fellows was specified in his Employment Agreement and, as with base salary and bonus eligibility, was determined by the Compensation Committee with reference to Mr. Fellows' position in the Company, his contribution to the Company's success, his individual performance, his contributions to the continuing success and increased value of the Company and the practices of the Comparison Group. The Compensation Committee's intent was to condition a meaningful portion of Mr. Fellows' total compensation upon Company performance and stockholder value and to serve as a means to retain Mr. Fellows.

   In summary, the Compensation Committee believes that executive performance significantly influences Company performance and, therefore, the Compensation Committee's approach to executive compensation has been guided by the principle that executives should have the potential for increased earnings when performance objectives are exceeded, provided there is appropriate downside risk if performance targets are not met.

                                          Compensation and Stock Plan
                                          Committee
                                          Howard Gittis (Chairman)
                                          Donald Drapkin
                                          Morton Janklow
                                          Terry Semel

PERFORMANCE GRAPH

   The following graph compares the cumulative total stockholder return on shares of Class A Common Stock with that of the S&P 500 Index, the S&P Health Care Index, the S&P Household Products Index and the S&P Cosmetics Index. The comparison for each of the periods presented assumes that $100 was invested on February 29, 1996 (the date the Class A Common Stock was priced in connection with the Company's Offering), in shares of Class A Common Stock and the stocks included in the relevant index and that all dividends are reinvested. These indexes, which reflect formulas for dividend reinvestment and weighting of individual stocks, do not necessarily reflect returns that could be achieved by individual investors.

 #############################################################################

                                GRAPHIC OMITTED
                               IGT: "69484barcht"

 #############################################################################

                                    FEBRUARY 29, 1996   DEC. 31, 1996   DEC. 31, 1997
                                    ----------------- ---------------  ---------------
Revlon, Inc. Class A Common Stock ..      $100            $124.48         $147.13
S&P 500 Index ......................       100             117.82          157.10
S&P Health Care Index ..............       100             121.38          177.32
S&P Household Products Index  ......       100             129.56          182.62
S&P Cosmetics Index ................       100             136.60          173.09

                           OWNERSHIP OF COMMON STOCK

   The following table sets forth as of February 9, 1998, the number of shares of Common Stock beneficially owned, and the percent so owned, by (i) each person known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, (ii) each director of the Company,
(iii) the Chief Executive Officer during 1997 and each of the other Named Executive Officers during 1997 and (iv) all current directors and executive officers of the Company as a group. The number of shares owned are those beneficially owned, as determined under the rules of the Securities and Exchange Commission (the "SEC"), and such information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares of Common Stock as to which a person has sole or shared voting power or investment power and any shares of Common Stock which the person has the right to acquire within 60 days through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement.

NAME AND ADDRESS                                           AMOUNT AND NATURE OF
OF BENEFICIAL OWNER                                        BENEFICIAL OWNERSHIP            PERCENT OF CLASS
-------------------                                        --------------------            ----------------
Ronald O. Perelman.................................
 35 E. 62nd St.
 New York, NY 10021                                  42,500,000 (Class A and Class B) (1)       83.1%
Carlos Colomer...................................... 9,250 (Class A)(2)                             *
Donald Drapkin ..................................... 12,000 (Class A)(3)                            *
M. Katherine Dwyer ................................. 34,664 (Class A)(4)                            *
Meyer Feldberg ..................................... 0
George Fellows...................................... 50,972 (Class A)(5)                            *
William J. Fox...................................... 22,968 (Class A)(6)                            *
Howard Gittis ...................................... 15,000 (Class A)                               *
Morton L. Janklow................................... 0
Vernon E. Jordan.................................... 0
Henry A. Kissinger.................................. 0
Edward J. Landau ................................... 100                                            *
Jerry W. Levin ..................................... 68,989 (Class A)(7)                            *
Linda Gosden Robinson .............................. 0
Terry Semel ........................................ 5,000 (Class A)(8)                             *
Martha Stewart ..................................... 0
Massachusetts Financial Services Company............ 1,146,480 (Class A)(9)                      5.8%
All Directors and Executive Officers as a Group      11,508,941 (Class A)(10)                   57.9%
 (19 Persons) ...................................... 31,250,000 (Class B)                        100%

------------
*       Less than one percent.
(1) Mr. Perelman through Mafco Holdings (which through REV Holdings) beneficially owns 11,250,000 shares of Class A Common Stock (representing 56.6% of the outstanding shares of Class A Common Stock) and all of the outstanding 31,250,000 shares of Class B Common Stock, which together represent 83.1% of the outstanding shares of Common Stock and has approximately 97.4% of the combined voting power of the outstanding shares of Common Stock. All of the shares of Common Stock owned by REV Holdings are pledged by REV Holdings to secure obligations, and shares of intermediate holding companies are or may from time to time be pledged to secure obligations of Mafco Holdings or its affiliates.
(2) Reflects 9,250 shares which may be acquired under options which vested on January 9, 1998
(3) All of such shares are held by trusts for Mr. Drapkin's children and beneficial ownership is disclaimed.
(4) Includes 414 shares acquired pursuant to the Company matching under the 401(k) Plan and the Excess Plan, and 31,250 shares which may be acquired under options which vested on January 9, 1998.

(5) Includes 472 shares acquired pursuant to the Company matching under the 401(k) Plan and the Excess Plan and 42,500 shares which may be acquired under options which vested on January 9, 1998.
(6) Includes 5,800 shares owned by Mr. Fox's wife and 4,200 shares owned by his children as to which beneficial ownership is disclaimed, 468 shares acquired pursuant to the Company matching under the 401(k) Plan and the Excess Plan and 12,500 shares which may be acquired under options which vested on January 9, 1998.
(7) Includes 1,000 shares owned by Mr. Levin's daughter as to which beneficial ownership is disclaimed, 489 shares acquired under the 401(k) Plan and the Excess Plan and 42,500 shares which may be acquired under options which vested on January 9, 1998.
(8) Includes 2,000 shares owned by Mr. Semel's children as to which beneficial ownership is disclaimed.
(9) Based upon a Schedule 13G filed by Massachusetts Financial Services Company in February 1998, Massachusetts Financial Services Company has sole voting power as to 1,137,280 shares and sole dispositive power as to all 1,146,480 shares
(10) Includes 49,249 shares owned by executive officers not listed in the table as to which beneficial ownership is disclaimed for 750 shares. Included in this share number for such executive officers not listed in the table are 7,250 shares which may be acquired under options which vested on February 28, 1997, 15,750 shares which may be acquired under options which vested on January 9, 1998, 7,250 shares which may be acquired under options which vest on February 28, 1998, and 1,446 shares acquired under the 401(k) Plan and the Excess Plan.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   MacAndrews & Forbes beneficially owns shares of Common Stock having approximately 97.4% of the combined voting power of the outstanding shares of Common Stock. As a result, MacAndrews & Forbes is able to elect the entire Board of Directors of the Company and control the vote on all matters submitted to a vote of the Company's stockholders. MacAndrews & Forbes is wholly owned by Ronald O. Perelman, who is Chairman of the Executive Committee of the Board and a Director of the Company.

TRANSFER AGREEMENTS

   In June 1992, Revlon, Inc. and Products Corporation entered into an asset transfer agreement with Holdings and certain of its wholly owned subsidiaries (the "Asset Transfer Agreement"), and Revlon, Inc. and Products Corporation entered into a real property asset transfer agreement with Holdings (the "Real Property Transfer Agreement" and, together with the Asset Transfer Agreement, the "Transfer Agreements"), and pursuant to such agreements, on June 24, 1992 Holdings transferred assets to Products Corporation and Products Corporation assumed all the liabilities of Holdings, other than certain specifically excluded assets and liabilities (the liabilities excluded are referred to as the "Excluded Liabilities"). Holdings retained certain small brands that historically had not been profitable ("Retained Brands"). Holdings agreed to indemnify Revlon, Inc. and Products Corporation against losses arising from the Excluded Liabilities, and Revlon, Inc. and Products Corporation agreed to indemnify Holdings against losses arising from the liabilities assumed by Products Corporation. The amount reimbursed by Holdings to Products Corporation for the Excluded Liabilities for 1997 was $0.4 million.

OPERATING SERVICES AGREEMENT

   In June 1992, Revlon, Inc., Products Corporation and Holdings entered into an operating services agreement (as amended and restated, and as subsequently amended, the "Operating Services Agreement") pursuant to which Products Corporation manufactures, markets, distributes, warehouses and administers, including the collection of accounts receivable, the Retained Brands for Holdings. Pursuant to the Operating Services Agreement, Products Corporation is reimbursed an amount equal to all of its and Revlon, Inc.'s direct and indirect costs incurred in connection with furnishing such services, net of the amounts collected by Products Corporation with respect to the Retained Brands, payable quarterly. The net amount reimbursed by Holdings to Products Corporation for such direct and indirect costs for 1997 was $1.4 million. Holdings also pays Products Corporation a fee equal to 5% of the net sales of the Retained Brands, payable quarterly. The fees paid by Holdings to Products Corporation pursuant to the Operating Services Agreement for services with respect to the Retained Brands for 1997 was approximately $0.3 million.

REIMBURSEMENT AGREEMENTS

   Revlon, Inc., Products Corporation and MacAndrews Holdings have entered into reimbursement agreements (the "Reimbursement Agreements") pursuant to which (i) MacAndrews Holdings is obligated to provide (directly or through affiliates) certain professional and administrative services, including employees, to Revlon, Inc. and its subsidiaries, including Products Corporation, and purchase services from third party providers, such as insurance and legal and accounting services, on behalf of Revlon, Inc. and its subsidiaries, including Products Corporation, to the extent requested by Products Corporation, and (ii) Products Corporation is obligated to provide certain professional and administrative services, including employees, to MacAndrews Holdings (and its affiliates) and purchase services from third party providers, such as insurance and legal and accounting services, on behalf of MacAndrews Holdings (and its affiliates) to the extent requested by MacAndrews Holdings, provided that in each case the performance of such services does not cause an unreasonable burden to MacAndrews Holdings or Products Corporation, as the case may be. The Company reimburses MacAndrews Holdings for the allocable costs of the services purchased for or provided to the Company and its subsidiaries and for reasonable out-of-pocket expenses incurred in connection with the provision of such services. MacAndrews Holdings (or such affiliates) reimburses the Company for the allocable costs of the services purchased for or provided to MacAndrews Holdings (or such affiliates) and for the reasonable out-of-pocket expenses incurred in connection with the purchase or provision of such services. In addition, in connection with certain insurance coverage provided by MacAndrews Holdings, Products Corporation obtained letters of credit (which aggregated approximately $27.7 million as of December 31, 1997) to support certain self-funded risks of MacAndrews Holdings and its affiliates, including the Company, associated with such insurance coverage. The costs of such letters of credit are allocated among, and paid by, the affiliates of MacAndrews Holdings, including the Company, which participate in the insurance coverage to which the letters of credit relate. The Company expects that these self-funded risks will be paid in the ordinary course and, therefore, it is unlikely that such letters of credit will be drawn upon. MacAndrews Holdings has agreed to indemnify Products Corporation to the extent amounts are drawn under any of such letters of credit with respect to claims for which neither Revlon, Inc. nor Products Corporation is responsible. The net amount reimbursed by MacAndrews Holdings to the Company for the services provided under the Reimbursement Agreements for 1997 was $4.0 million. Each of Revlon, Inc. and Products Corporation, on the one hand, and MacAndrews Holdings, on the other, has agreed to indemnify the other party for losses arising out of the provision of services by it under the Reimbursement Agreements other than losses resulting from its willful misconduct or gross negligence. The Reimbursement Agreements may be terminated by either party on 90 days' notice. The Company does not intend to request services under the Reimbursement Agreements unless their costs would be at least as favorable to the Company as could be obtained from unaffiliated third parties.

TAX SHARING AGREEMENT

   Revlon, Inc., for federal income tax purposes, is included in the affiliated group of which Mafco Holdings is the common parent, and Revlon, Inc.'s federal taxable income and loss is included in such group's consolidated tax return filed by Mafco Holdings. Revlon, Inc. also may be included in certain state and local tax returns of Mafco Holdings or its subsidiaries. In June 1992, Holdings, Revlon, Inc. and certain of its subsidiaries, and Mafco Holdings entered into a tax sharing agreement (as subsequently amended, the "Tax Sharing Agreement"), pursuant to which Mafco Holdings has agreed to indemnify Revlon, Inc. against federal, state or local income tax liabilities of the consolidated or combined group of which Mafco Holdings (or a subsidiary of Mafco Holdings other than Revlon, Inc. or its subsidiaries) is the common parent for taxable periods beginning on or after January 1, 1992 during which Revlon, Inc. or a subsidiary of Revlon, Inc. is a member of such group. Pursuant to the Tax Sharing Agreement, for all taxable periods beginning on or after January 1, 1992, Revlon, Inc. will pay to Holdings amounts equal to the taxes that Revlon, Inc. would otherwise have to pay if it were to file separate federal, state or local income tax returns (including any amounts determined to be due as a result of a redetermination arising from an audit or otherwise of the consolidated or combined tax liability relating to any such period which is attributable to Revlon, Inc.), except that Revlon, Inc. will not be entitled to carry back any losses to taxable periods ending prior to January 1, 1992. No payments are required by Revlon, Inc. if and to the extent Products Corporation is prohibited under the Credit Agreement from making tax sharing payments to Revlon, Inc. The Credit Agreement prohibits Products Corporation from making such tax sharing payments other than in respect of state and local income taxes. Since the payments to be made under the Tax Sharing Agreement will be determined by the amount of taxes that Revlon, Inc. would otherwise have to pay if it were to file separate federal, state or local income tax returns, the Tax Sharing Agreement will benefit Mafco Holdings to the extent Mafco Holdings can offset the taxable income generated by Revlon, Inc. against losses and tax credits generated by Mafco Holdings and its other subsidiaries. There were no cash payments in respect of federal taxes made by Revlon, Inc. pursuant to the Tax Sharing Agreement for 1997. The Company has a liability of $0.9 million to Holdings in respect of federal taxes for 1997 under the Tax Sharing Agreement.

REGISTRATION RIGHTS AGREEMENT

   Prior to the consummation of the Offering, Revlon, Inc. and Revlon Worldwide Corporation (subsequently merged into REV Holdings), the then direct parent of Revlon, Inc., entered into the Registration Rights Agreement pursuant to which REV Holdings and certain transferees of Revlon, Inc.'s Common Stock held by REV Holdings (the "Holders") have the right to require Revlon, Inc. to register all or part of the Class A Common Stock owned by such Holders and the Class A Common Stock issuable upon conversion of Revlon, Inc.'s Class B Common Stock owned by such Holders under the Securities Act of 1933, as amended (a "Demand Registration"); provided that Revlon, Inc. may postpone giving effect to a Demand Registration up to a period of 30 days if Revlon, Inc. believes such registration might have a material adverse effect on any plan or proposal by Revlon, Inc. with respect to any financing, acquisition, recapitalization, reorganization or other material transaction, or if Revlon, Inc. is in possession of material non-public information that, if publicly disclosed, could result in a material disruption of a major corporate development or transaction then pending or in progress or in other material adverse consequences to Revlon, Inc. In addition, the Holders have the right to participate in registrations by Revlon, Inc. of its Class A Common Stock (a "Piggyback Registration"). The Holders will pay all out-of-pocket expenses incurred in connection with any Demand Registration. Revlon, Inc. will pay any expenses incurred in connection with a Piggyback Registration, except for underwriting discounts, commissions and expenses attributable to the shares of Class A Common Stock sold by such Holders.

OTHER

   Pursuant to a lease dated April 2, 1993 (the "Edison Lease"), Holdings leases to Products Corporation the Edison research and development facility for a term of up to 10 years with an annual rent of $1.4 million and certain shared operating expenses payable by Products Corporation which, together with the annual rent, are not to exceed $2.0 million per year. Pursuant to an assumption agreement dated February 18, 1993, Holdings agreed to assume all costs and expenses of the ownership and operation of the Edison facility as of January 1, 1993, other than (i) the operating expenses for which Products Corporation is responsible under the Edison Lease and (ii) environmental claims and compliance costs relating to matters which occurred prior to January 1, 1993 up to an amount not to exceed $8.0 million (the amount of such claims and costs for which Products Corporation is responsible, the "Environmental Limit"). In addition, pursuant to such assumption agreement, Products Corporation agreed to indemnify Holdings for environmental claims and compliance costs relating to matters which occurred prior to January 1, 1993 up to an amount not to exceed the Environmental Limit and Holdings agreed to indemnify Products Corporation for environmental claims and compliance costs relating to matters which occurred prior to January 1, 1993 in excess of the Environmental Limit and all such claims and costs relating to matters occurring on or after January 1, 1993. Pursuant to an occupancy agreement, during 1997 Products Corporation rented from Holdings a portion of the administration building located at the Edison facility and space for a retail store of Products Corporation. Products Corporation provides certain administrative services, including accounting, for Holdings with respect to the Edison facility pursuant to which Products Corporation pays on behalf of Holdings costs associated with the Edison facility and is reimbursed by Holdings for such costs, less the amount owed by Products Corporation to Holdings pursuant to the Edison Lease and the occupancy agreement. The net amount reimbursed by Holdings to Products Corporation for such costs with respect to the Edison facility for 1997 was $0.7 million.

   During 1997, a subsidiary of Products Corporation sold an inactive subsidiary to an affiliate for approximately $1.0 million.

   Effective July 1, 1997, Holdings contributed to Products Corporation substantially all of the assets and liabilities of the Bill Blass business not already owned by Products Corporation. The contributed assets approximated the contributed liabilities and were accounted for at historical cost in a manner similar to that of a pooling of interests and, accordingly, prior period financial statements were restated as if the contribution took place prior to the beginning of the earliest period presented.

   In June 1997, Products Corporation borrowed from Holdings approximately $0.5 million, representing certain amounts received by Holdings from the sale of a brand and inventory relating thereto. Such amount is evidenced by a noninterest bearing promissory note. Holdings agreed not to demand payment under such note so long as any indebtedness remains outstanding under Products Corporation's Credit Agreement.

   On February 2, 1998, Revlon Escrow Corp. ("Revlon Escrow"), an affiliate of Products Corporation, issued and sold in a private placement $650 million aggregate principal amount of 8 5/8% Senior Subordinated Notes due 2008 (the "8 5/8% Notes") and $250 million aggregate principal amount of 8 1/8% Senior Notes due 2006 (the "8 1/8% Notes" and, together with the 8 5/8% Notes, the "Notes"), with the net proceeds deposited into escrow. The proceeds from the sale of the Notes will be used to finance the redemption of Products Corporation's $555 million aggregate principal amount of 10 1/2% Senior Subordinated Notes due 2003 (the "Senior Subordinated Notes") and $260 million aggregate principal amount of 9 3/8% Senior Notes due 2001 (the "Senior Notes" and, together with the Senior Subordinated Notes, the "Old Notes"). Products Corporation delivered a redemption notice to the holders of the Senior Subordinated Notes for the redemption of the Senior Subordinated Notes on March 4, 1998, at which time Products Corporation assumed the obligations under the 8 5/8% Notes and the related indenture (the "8 5/8% Notes Assumption"), and to the holders of the Senior Notes for the redemption of the Senior Notes on April 1, 1998, at which time Products Corporation will assume the obligations under the 8 1/8% Notes and the related indenture (the "8 1/8% Notes Assumption" and, together with the 8 5/8% Notes Assumption, the "Assumption"). On or before March 19, 1998 either Revlon Escrow or Products Corporation is required to file a registration statement with the SEC with respect to an offer to exchange the Notes for registered notes with substantially identical terms (the "Exchange Offer"). The Exchange Offer is expected to occur on or before July 2, 1998. In connection with these matters, Products Corporation entered into a Purchase Agreement and a Registration Agreement with Revlon Escrow and the initial purchasers of the Notes and entered into an agreement with Revlon Escrow pursuant to which each of Products Corporation and Revlon Escrow agree to take all actions required under the Purchase Agreement, the Registration Agreement and the other documents governing the sale of the Notes, the redemptions of the Old Notes and the Assumption within the periods prescribed in order to effect such transactions in accordance with their terms. A nationally recognized investment banking firm rendered its written opinion that the Assumption, upon consummation of the redemptions of the Old Notes, and the subsequent release from escrow to Products Corporation of any remaining net proceeds from the sale of the Notes are fair from a financial standpoint to Products Corporation under the indenture governing Products Corporation's 9 1/2% Senior Notes due 1999.

   During 1997, Products Corporation leased certain facilities to MacAndrews & Forbes or its affiliates pursuant to occupancy agreements and leases. These included space at Products Corporation's New York headquarters and at Products Corporation's offices in London and Hong Kong. The rent paid by MacAndrews & Forbes or its affiliates to Products Corporation for such leases and agreements for 1997 was $3.8 million.

   Products Corporation's Credit Agreement is supported by, among other things, guarantees from Holdings and certain of its subsidiaries. The obligations under such guarantees are secured by, among other things, (i) the capital stock and certain assets of certain subsidiaries of Holdings and (ii) a mortgage on Holdings' Edison, New Jersey facility.

   Products Corporation borrows funds from its affiliates from time to time to supplement its working capital borrowings. No such borrowings were outstanding as of December 31, 1997. The interest rates for such borrowings are more favorable to Products Corporation than interest rates under the Credit Agreement and, for borrowings occurring prior to the execution of the Credit Agreement, the credit facility in effect at the time of such borrowing. The amount of interest paid by Products Corporation for such borrowings for 1997 was $0.6 million.

   During 1997, Products Corporation used an airplane owned by a corporation of which Messrs. Gittis and Drapkin are the sole stockholders, for which Products Corporation paid approximately $0.2 million.

   During 1997, Products Corporation purchased products from an affiliate, for which it paid approximately $0.9 million.

   During 1997, Products Corporation provided licensing services to an affiliate, for which Products Corporation has been paid approximately $0.7 million.

   An affiliate of the Company assembles lipstick cases for Products Corporation. Products Corporation paid approximately $0.9 million for such services in 1997.

   The law firm of which Mr. Jordan is a senior partner provided legal services to Revlon, Inc. and its subsidiaries during 1997, and it is anticipated that it will provide legal services to Revlon, Inc. and its subsidiaries during 1998.

   Revlon, Inc. believes that the terms of the foregoing transactions are at least as favorable to Revlon, Inc. or Products Corporation, as applicable, as those that could be obtained from unaffiliated third parties.

                             ADDITIONAL INFORMATION

   THE COMPANY WILL MAKE AVAILABLE A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1997, AND ANY QUARTERLY REPORTS ON FORM 10-Q FILED THEREAFTER, WITHOUT CHARGE, UPON WRITTEN REQUEST TO THE CORPORATE SECRETARY, REVLON, INC., 625 MADISON AVENUE, NEW YORK, NEW YORK 10022. EACH SUCH REQUEST MUST SET FORTH A GOOD FAITH REPRESENTATION THAT, AS OF THE RECORD DATE, FEBRUARY 18, 1998, THE PERSON MAKING THE REQUEST WAS A BENEFICIAL OWNER OF SHARES OF COMMON STOCK ENTITLED TO VOTE.

   In order to ensure timely delivery of such documents prior to the Annual Meeting, any request should be received by the Company promptly.

   Stockholders who are not stockholders of record who wish to attend the Annual Meeting should bring evidence of beneficial ownership of the Common Stock to the Annual Meeting.

               COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

   The Company's executive officers, directors and 10% stockholders are required under the Exchange Act to file reports of ownership and changes in ownership with the SEC and the NYSE. Copies of these reports also must be furnished to the Company.

   Based solely upon a review of copies of such reports furnished to the Company through the date hereof and written representations that no reports were required, the Company believes that all filing requirements applicable to its executive officers, directors and 10% holders were complied with during 1997.

                             STOCKHOLDER PROPOSALS

   Under the rules and regulations of the SEC as currently in effect, any holder of at least one percent or $1,000 in market value of shares of Common Stock held for at least one year who desires to have a proposal presented in the Company's proxy material for use in connection with the Annual Meeting of Stockholders to be held in 1999 must transmit that proposal (along with his or her name, address, the number of shares of Common Stock that he or she holds of record or beneficially, the dates on which the securities were acquired and documentary support for a claim of beneficial ownership) in writing by certified mail -return receipt requested to the Secretary of the Company at Revlon, Inc., 625 Madison Avenue, New York, New York 10022. Proposals of stockholders intended to be presented at the Annual Meeting of Stockholders to be held in 1999 must be received by the Secretary of the Company not later than November 13, 1998.

   Holders of shares of Common Stock desiring to have proposals submitted for consideration at future meetings of the stockholders should consult the applicable rules and regulations of the SEC with respect to such proposals, including the permissible number and length of proposals and other matters governed by such rules and regulations.

                                 OTHER BUSINESS

   The Board of Directors is not aware of any matters other than those set forth in this proxy statement that will be presented for action at the Annual Meeting. If any other matters properly come before the Annual Meeting, the persons named as proxies intend to vote the shares of Common Stock they represent in accordance with their best judgment.

New York, New York
March 12, 1998                            By Order of the Board of Directors
                                          Robert K. Kretzman
                                          Senior Vice President, Deputy
                                          General Counsel
                                          and Secretary

	                         REVLON, INC.

	     PROXY FOR ANNUAL MEETING OF STOCKHOLDERS APRIL 7, 1998

     The undersigned hereby appoints Wade H. Nichols and Robert K. Kretzman, as proxies, each with the full power to appoint his substitute, and hereby authorizes them to represent and vote, as designated on the reverse side of this card, all shares of Class A Common Stock of Revlon, Inc. (the "Company") held of record by the undersigned at the close of business on February 18, 1998, at the Annual Meeting of Stockholders to be held on April 7, 1998 or any adjournment thereof.


                         (TO BE SIGNED ON REVERSE SIDE)

			PLEASE DATE, SIGN AND MAIL YOUR
	    	      PROXY CARD BACK AS SOON AS POSSIBLE!

 			 ANNUAL MEETING OF STOCKHOLDERS
			  	  REVLON, INC.
 	             	     CLASS A COMMON STOCK

				 APRIL 7, 1998



		Please Detach and Mail in the Envelope Provided

A [X] Please mark your
      votes as in this
      example.

			      WITHHOLD
                              AUTHORITY
		       to vote for all nominees
                FOR         listed at right
1. ELECTION OF [   ]           [   ]
   DIRECTORS

FOR all nominees listed
(except as marked to the contrary below):

--------------------------------------------------


NOMINEES:  Ronald O. Perelman
           Jerry W. Levin
           Donald G. Drapkin
           Meyer Feldberg
           George Fellows
           William J. Fox
           Howard Gittis
           Morton L. Janklow
           Vernon E. Jordan
           Henry A. Kissinger
           Edward J. Landau
           Linda Gosden Robinson
           Terry Semel
           Martha Stewart

                                                       FOR     AGAINST  ABSTAIN
2. Proposal to ratify the selection of KPMG Peat       [   ]    [   ]    [   ]
   Marwick LLP to serve as the Company's independent accountants for fiscal 1998.

3. In their discretion, upon such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR THE FOURTEEN NOMINEES FOR ELECTION AND FOR PROPOSAL 2.

STOCKHOLDERS ARE URGED TO DATE, MARK, SIGN AND RETURN THIS PROXY PROMPTLY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED WITHIN THE UNITED STATES.


SIGNATURES:                                        Date:                  , 1998
           ---------------------------------------       ----------------

NOTE: Please sign exactly as name or names appear on stock certificate
      (as indicated hereon.)

	                         REVLON, INC.

	     PROXY FOR ANNUAL MEETING OF STOCKHOLDERS APRIL 7, 1998

     The undersigned hereby appoints Wade H. Nichols and Robert K. Kretzman, as proxies, each with the full power to appoint his substitute, and hereby authorizes them to represent and vote, as designated on the reverse side of this card, all shares of Class B Common Stock of Revlon, Inc. (the "Company") held of record by the undersigned at the close of business on February 18, 1998, at the Annual Meeting of Stockholders to be held on April 7, 1998 or any adjournment thereof.


                         (TO BE SIGNED ON REVERSE SIDE)

			PLEASE DATE, SIGN AND MAIL YOUR
	    	      PROXY CARD BACK AS SOON AS POSSIBLE!

 			 ANNUAL MEETING OF STOCKHOLDERS
			  	  REVLON, INC.
 	             	     CLASS B COMMON STOCK

				 APRIL 7, 1998



		Please Detach and Mail in the Envelope Provided

A [X] Please mark your
      votes as in this
      example.

			      WITHHOLD
                              AUTHORITY
		       to vote for all nominees
                FOR         listed at right
1. ELECTION OF [   ]           [   ]
   DIRECTORS

FOR all nominees listed
(except as marked to the contrary below):

--------------------------------------------------


NOMINEES:  Ronald O. Perelman
           Jerry W. Levin
           Donald G. Drapkin
           Meyer Feldberg
           George Fellows
           William J. Fox
           Howard Gittis
           Morton L. Janklow
           Vernon E. Jordan
           Henry A. Kissinger
           Edward J. Landau
           Linda Gosden Robinson
           Terry Semel
           Martha Stewart

                                                       FOR     AGAINST  ABSTAIN
2. Proposal to ratify the selection of KPMG Peat       [   ]    [   ]    [   ]
   Marwick LLP to serve as the Company's independent accountants for fiscal 1998.

3. In their discretion, upon such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR THE FOURTEEN NOMINEES FOR ELECTION AND FOR PROPOSAL 2.

STOCKHOLDERS ARE URGED TO DATE, MARK, SIGN AND RETURN THIS PROXY PROMPTLY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED WITHIN THE UNITED STATES.


SIGNATURES:                                        Date:                  , 1998
           ---------------------------------------       ----------------

NOTE: Please sign exactly as name or names appear on stock certificate
      (as indicated hereon.)

	                         REVLON, INC.

	  PROXY CARD FOR ANNUAL MEETING OF STOCKHOLDERS APRIL 7, 1998
FOR REVLON EMPLOYEES' SAVINGS, INVESTMENT AND PROFIT SHARING PLAN PARTICIPANTS

     The undersigned hereby appoints Wade H. Nichols and Robert K. Kretzman, as proxies, each with the full power to appoint his substitute, and hereby authorizes them to represent and vote, as designated on the reverse side of this card, all shares of Class A Common Stock of Revlon, Inc. (the "Company") held of record by the undersigned at the close of business on February 18, 1998, at the Annual Meeting of Stockholders to be held on April 7, 1998 or any adjournment thereof.


                         (TO BE SIGNED ON REVERSE SIDE)

			PLEASE DATE, SIGN AND MAIL YOUR
	    	      PROXY CARD BACK AS SOON AS POSSIBLE!

 			 ANNUAL MEETING OF STOCKHOLDERS
			  	  REVLON, INC.
  	             	          PROXY CARD

				 APRIL 7, 1998



		Please Detach and Mail in the Envelope Provided

A [X] Please mark your
      votes as in this
      example.

			      WITHHOLD
                              AUTHORITY
		       to vote for all nominees
                FOR         listed at right
1. ELECTION OF [   ]           [   ]
   DIRECTORS

FOR all nominees listed
(except as marked to the contrary below):

--------------------------------------------------


NOMINEES:  Ronald O. Perelman
           Jerry W. Levin
           Donald G. Drapkin
           Meyer Feldberg
           George Fellows
           William J. Fox
           Howard Gittis
           Morton L. Janklow
           Vernon E. Jordan
           Henry A. Kissinger
           Edward J. Landau
           Linda Gosden Robinson
           Terry Semel
           Martha Stewart

                                                       FOR     AGAINST  ABSTAIN
2. Proposal to ratify the selection of KPMG Peat       [   ]    [   ]    [   ]
   Marwick LLP to serve as the Company's independent accountants for fiscal 1998.

3. In their discretion, upon such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR THE FOURTEEN NOMINEES FOR ELECTION AND FOR PROPOSAL 2.

STOCKHOLDERS ARE URGED TO DATE, MARK, SIGN AND RETURN THIS PROXY PROMPTLY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED WITHIN THE UNITED STATES.


SIGNATURES:                                        Date:                  , 1998
           ---------------------------------------       ----------------

NOTE: Please sign exactly as name or names appear on stock certificate
      (as indicated hereon.)